Exhibit 3

CONSULTANT AGREEMENT

This Agreement is made between Jay Wigdale 205 East Wisconsin Avenue, Suite 220, Milwaukee, WI 53202 (“Consultant”) and Diversinet Corp. (“Diversinet”) located at 2225 Sheppard Avenue East, Suite 1801, Toronto, Ontario, M2J 5C2 to set out the terms and conditions under which Consultant will provide the services to Diversinet as described below, as of the Effective Date indicated below.

1.

SERVICES

1.1

Services to be performed by Consultant for Diversinet are professional services as to providing business development services as agreed by Consultant and Diversinet (the “Services”).  Exhibit A attached hereto sets forth the Services to be performed by the Consultant.  The areas of responsibility related to the Services will be communicated by the President, or otherwise as instructed, and may be changed from time to time at the discretion of Diversinet.

1.2

During the term, Consultant agrees to diligently serve the interests of Diversinet.  During the term of this Agreement, Consultant agrees not to perform similar services with regard to any product of any entity involved in the sale or service of software security products which are similar to, and compete directly with, the products and consulting of Diversinet.  Diversinet acknowledges and agrees that Consultant may perform similar services with regard to other products or services of such entities or for other parties and that Consultant is free to perform and pursue such services on behalf of such other parties.

2.

TERM

2.1

This Agreement will commence on the Effective Date and will terminate on the second anniversary of this Agreement.  Upon mutual written consent, the parties may extend the term in one (1) year terms.

3.

PERFORMANCE OF SERVICES

3.1

Subject to the terms and conditions of this Agreement, Consultant agrees to perform the Services in accordance with the reasonable standards, directives and specifications from time to time established by Diversinet.

4.

PAYMENT

4.1

Prior approved out of pocket expenses plus applicable taxes will be reimbursed to Consultant by Diversinet based on an invoice and original receipts submitted by Consultant.

4.2

Consultant shall be entitled to commissions (the “Commissions”) from the sale of Products and/or Consulting to third-party end-user customers, net of any and all third party costs, applicable municipal, state or federal taxes, or sublicense fee paid to a third party in accordance with this Agreement, equal to ten percent (10%) of the Product sales generated by Consultant during this Agreement and five percent (5%) of the Consulting sales generated by Consultant during this Agreement.  Consultant agrees not to discount the sales price to third-party end-user customers from the then-current list prices of the Products and Consulting without the prior written consent of Diversinet.  Consultant will be paid within thirty (30) days of the consummation of agreement and payment by third party end-user.

4.3

Consultant will be liable for the payment of all income taxes upon the receipt of any funds from Diversinet.

5.

CONFIDENTIALITY AND COMPANY PROPERTY

5.1

Consultant acknowledges that in the course of performing his duties for Diversinet, he will have access to and be entrusted with detailed confidential and proprietary information of Diversinet, including intellectual property, technology and trade secrets, customer and supplier information, excluding information that is publicly known (collectively the “Information”).  Consultant also acknowledges that the disclosure of any Information to any third party other than in the course of his proper consulting duties would be highly detrimental to Diversinet's interests.  Accordingly, Consultant agrees that he will not, during the term of this Agreement for Diversinet or thereafter, disclose any Information or use it for any purposes other than those of Diversinet for a period of one (1) year from the date of termination of this Agreement or any renewal thereof.  Consultant further agrees that these restrictions are reasonable to protect Diversinet's business interests and waives any and all defenses to Diversinet's enforcement of its rights in this regard.  Notwithstanding the foregoing, Information shall not be treated as confidential if (i) the Information which is of a general non-specific nature; (ii) the Information becomes public through no act or omission on the part of Consultant; (iii) it is Information which Consultant derives from a third party not acting in derogation of any obligation of confidentiality to Diversinet, or (iv) the Information is required to be disclosed by a binding order of a court or regulatory body of competent jurisdiction.

5.2

Consultant acknowledges that all records, books and other information of Diversinet and relating in any way whatsoever to Diversinet's business, whether prepared by Consultant or otherwise obtained by Consultant, except for information that is on the public record, is the property of Diversinet. Consultant agrees to immediately return all such information to Diversinet upon termination of his contract.

6.

OWNERSHIP OF INTELLECTUAL PROPERTY

6.1

Consultant acknowledges that every item of work product pertaining to or in any way related to Diversinet’s business created by Consultant during his contract with Diversinet is and shall remain and be considered to be the property of Diversinet.  Work product shall include but not be limited to all intellectual property, including patents or patentable materials.  Consultant hereby assigns to Diversinet ownership of all proprietary rights in such work product as well as in any invention or idea, whether or not patentable, made or conceived during the term of his Agreement with Diversinet.  Without limiting the foregoing, Consultant hereby grants to Diversinet the right to modify the work product, including without limitation, the right to produce or reproduce part of the work product or any derivative products based thereon and the right to use the work product in association with the product, service, cause or institution.

7.

TERMINATION

7.1

This Agreement may be terminated by either Consultant or Diversinet at any time without cause upon thirty (30) days written notice.  Diversinet will be under no obligation to Consultant on termination other than the payment of any amounts owed as of the termination and as set out in Section 10.  The obligations of Consultant set out in Section 5 and Section 6 will survive the termination or expiration of this Agreement in the manner set forth therein.

7.2

Consultant will immediately, upon termination or expiration of this Agreement, return to Diversinet all papers, documents, data, specifications, or other tangible material regardless of the form or media pertaining to Services performed under this Agreement, and any property belonging to Diversinet.

7.3

Should Diversinet terminate this Agreement for reasons other than a material breach of this Agreement (which is not remedied within 15 days prior written notice to the Consultant), then any warrants that the Consultant or his affiliate holds shall vest immediately.

8.

REPRESENTATION AND WARRANTY

8.1

Consultant represents and warrants that the Services will be of professional quality and in accordance with general industry standards.

8.2

Consultant warrants that it will not during the term hereof attempt, either directly or indirectly, to direct any of Diversinet customer leads, customers, suppliers, contractors or business associates away from Diversinet.

9.

GENERAL TERMS

9.1

Consultant is an independent consultant and is not a contractor or agent of Diversinet.  Nothing in this Agreement will be construed to make the parties hereto partners, joint ventures, or agents of each other.  Consultant will not be entitled to any of the benefits normally given by Diversinet to its consultants or contractors.

9.2

This Agreement is personal in its nature and Consultant will not assign, transfer, or subcontract this Agreement or any of its rights or obligations hereunder without the prior written consent of Diversinet.

10.

Liability and Indemnity of the Consultant.

10.1

The Consultant assumes no responsibilities under this Agreement other than to perform the services called for hereunder in good faith.  The Consultant will not have any liability to Diversinet, or shareholders of Diversinet, or others except by reason of acts or omissions constituting gross negligence or willful misconduct.  Diversinet shall indemnify and reimburse (if necessary) the Consultant, its agents for any and all expenses (including without limitation attorneys’ fees), losses, damages, liabilities, demands and charges of any nature whatsoever in respect of or arising from any acts or omissions by the Consultant pursuant to this Agreement, provided that the conduct against which the claim is made was determined by such person, in good faith, to be in the best interest of Diversinet and was not the result of gross negligence by such person or willful misconduct.

This Agreement contains the entire understanding and complete agreement of the parties hereto, and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.  This Agreement may be altered, amended or modified only in writing signed by both of the parties hereto.  This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and permitted assigns.  This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin.

EXECUTED at Toronto, Ontario, as at the 15th day of January 2004 (“Effective Date”).

DIVERSINET CORP.

JAY WIGDALE

Per:  /s/ David Hackett

  /s/ Jay Wigdale

David Hackett

Jay Wigdale

CFO

MW901675_1.DOC

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